Exhibit 99.1
SandRidge Energy, Inc. Reports Financial and Operational Results
for Third Quarter 2018

Oklahoma City, Oklahoma, November 7, 2018 /PRNewswire/ – SandRidge Energy, Inc. (the “Company” or “SandRidge”) (NYSE:SD) today announced financial and operational results for the quarter ended September 30, 2018. For the third quarter, the Company reported net income of $12 million, or $0.33 per share, and net cash provided by operating activities of $53 million. After adjusting for certain items, the Company’s adjusted net income amounted to $11 million, or $0.31 per share, operating cash flow totaled $48 million and adjusted EBITDA was $48 million for the quarter. The Company defines and reconciles such non-GAAP financial measures to the most directly comparable GAAP measure in supporting tables at the conclusion of this press release under the "Non-GAAP Financial Measures" beginning on page 12.

Highlights During and Subsequent to the Third Quarter

• Net Income of $12 million, or $0.33 per diluted share; Adjusted Net Income of $11 million, or $0.31 per diluted share
• Cash flow from operating activities of $53 million, up 21% from 2017 third quarter
• Total Company production of 34 MBoepd, up 6% compared to 2018 second quarter; Oil production of 10.4 MBopd, up 27% over same period
• 6% increase to mid-point of 2018 production guidance
• EBITDA and Adjusted EBITDA of $48 million
• Exit from the Central Basin Platform with sale of non-core properties
• Acquired incremental ownership position in existing Mid-Continent assets

Bill Griffin, President and CEO commented, “The Company’s evolution and commitment to change is yielding positive results, as demonstrated with our tangible improvements in third quarter production and earnings, along with positive changes to full year guidance. Additionally, following the culmination of our extended review of strategic alternatives, I am pleased with the organization’s ability to put those efforts behind us and shift our full focus on moving forward with execution of development and growth plans. The Company generated $48 million of EBITDA during the quarter, as well as quarter to quarter production growth, driven largely by the results of our drilling program. This accomplishment marks a very positive milestone after an extended period of quarterly production declines. We expect to provide a more detailed picture of longer term earnings growth with the finalization of our 2019 development program and budget.

“The recently announced exit from the Central Basin Platform and the Permian Trust simplifies the Company’s core business, improves profitability and significantly reduces our obligations for future abandonment costs. The immediate redeployment of these proceeds into a very complimentary acquisition of low risk Mid-Continent production and reserves at a compelling price further supports our belief that strategic, attractively priced acquisition opportunities exist and should be an important component of additional growth and optionality for SandRidge as we move forward.

“North Park Basin results continue to be very positive and record production rates are driving the meaningful realization of increased oil production and operating income. Growth in the relative contribution of higher margin oil volumes to the Company’s total revenue stream remains a key component of our profitability improvement strategy. We continue to advance the learning curve with our Meramec drilling program in the Northwest STACK. Not only have we built confidence in our ability to identify commercially viable areas of future development in the Northwest STACK, we have driven down cycle times and continue to reduce associated development costs.

“SandRidge remains committed to the creation of shareholder value and continuous improvement. We are confident in our ability to deliver profitable growth within our existing asset base. The strategy remains focused on leveraging our strong cash flow and balance sheet to drive development and selectively target appropriately sized acquisitions that fit our core competencies and provide immediate, high-return growth optionality to our inventory.”

Operational Results and Activity
During the quarter, production totaled 3.1 MMBoe (30% oil, 23% NGLs and 47% natural gas). The Company averaged two rigs in the Mid-Continent region targeting the Mississippian Lime and the Northwest STACK Meramec. After a pause in North Park Basin drilling earlier this year, drilling resumed during the quarter to bring the Company's total current rig count to three.

North Park Basin Asset in Jackson County, Colorado
Net oil production in the North Park Basin totaled 379 MBo (4.1 MBopd) for the third quarter, a new record for the asset.

During the quarter, the Company continued development activities to advance two separate spacing tests on the eastern and western sides of the field. The eastern area 1,320 foot "wine rack" spacing test, comprised of eight XRLs, produced an average 30-Day IP of 983 Bopd, 129% of type curve. The wells were completed in the B, C and D Niobrara benches utilizing a twelve wells per section pattern.

The second 660 foot "wine rack" spacing test, on the western side of the field, will evaluate the potential for three layers of wells to capture reserves from A, B, C and D benches. Successful results would provide support for a potential of twenty-three wells per section. Early results from the first well were announced last quarter, and the Peters 16-12H13 has since produced a 30-Day IP of 710 Bopd. During the quarter, drilling operations began on five subsequent wells within the pattern with first sales expected during the first quarter of 2019.

Additionally, two XRLs targeting a southern expansion of the core area are projected to spud late in the fourth quarter.

Mid-Continent Assets in Oklahoma and Kansas
In the third quarter, production in the Mississippian Lime totaled 2.4 MMBoe (26 MBoepd, 17% oil) and Northwest STACK production totaled 221 MBoe (2.4 MBoepd, 39% oil).

The Company maintained one rig in the Northwest STACK targeting the Meramec and drilled three wells under the previously announced Drilling Participation Agreement. The Company brought four wells to sales with a combined 30-Day IP averaging 549 Boepd (61% oil).

During the quarter, the Company continued drilling in the Mississippian Lime and recently brought the first of four planned wells online with results expected in the fourth quarter. SandRidge intends to extend this rig through the end of the year to drill three Northwest STACK Meramec wells not under the Drilling Participation agreement. These high interest wells will offset two highly productive wells, the Medill 1-27H which produced a 30-Day IP of 925 Boepd (77% oil), and the Campbell 1-26H23H which delivered a 30-Day IP of 902 Boepd (81% oil).

Colorado Ballot Proposition 112
On November 6, 2018, the citizens of Colorado voted against Proposition 112, a ballot initiative that would have severely restricted energy development in the state. As a result, the Company’s current development plans for the North Park Basin remain unchanged. Recently, various initiatives have been promoted by interest groups to increase regulations inhibiting oil and gas development. SandRidge will continue to monitor such initiatives in all of its operational areas. The Company values and respects the environment and remains committed to conducting all operations in a safe and responsible manner.

Capital Expenditures and 2018 Guidance Update
For the three and nine months ended September 30, 2018, capital expenditures were $43 million and $118 million, respectively. For 2018, the Company expects to spend between $180 million and $190 million, which is unchanged from previous guidance. However, the Company's drilling and completion costs were reallocated between North Park and the Mid-Continent due to timing of North Park wells and additional high interest Northwest STACK wells added to the 2018 program.

As a result of higher realized production, the Central Basin Platform divestiture and Mid-Continent acquisition, the Company increased its 2018 production guidance to 12.0 - 12.5 MMBoe from 11.3 - 11.9 MMBoe. Total lease operating expenses will remain unchanged and adjusted G&A decreased by $1 million to a range of $39 - $41 million.

Liquidity and Capital Structure
As a result of the fall redetermination, the Company's borrowing base has been set at $350 million. As of November 2, 2018, following the closing of the previously announced transactions, the Company's liquidity totaled $363.4 million, which includes $19.6 million of cash and $350 million of borrowing capacity under the credit facility, net of outstanding letters of credit. The Company currently has no funds drawn under its credit facility.

Conference Call Information
The Company will host a conference call to discuss these results on Thursday, November 8, 2018 at 8:00 am CT. The telephone number to access the conference call from within the U.S. is (833) 245-9650 and from outside the U.S. is (647) 689-4222. The passcode for the call is 8344069. An audio replay of the call will be available from November 8, 2018 until 11:59 pm CT on December 8, 2018. The number to access the conference call replay from within the U.S. is (800) 585-8367 and from outside the U.S. is (416) 621-4642. The passcode for the replay is 8344069.
A live audio webcast of the conference call will also be available via SandRidge's website, www.sandridgeenergy.com, under Investor Relations/Presentation & Events. The webcast will be archived for replay on the Company's website for 30 days.

2018 Operational and Capital Expenditure Guidance
Presented below is the Company’s operational and capital expenditure guidance for 2018.

	Updated Guidance	Previous Guidance
	Projection as of	Projection as of
	November 7, 2018	August 8, 2018
Production
Oil (MMBbls)	3.4 - 3.6	3.4 - 3.6
Natural Gas Liquids (MMBbls)	2.7 - 2.9	2.6 - 2.8
Total Liquids (MMBbls)	6.1 - 6.5	6.0 - 6.4
Natural Gas (Bcf)	35.5 - 35.8	31.5 - 33.0
Total (MMBoe)	12.0 - 12.5	11.3 - 11.9

Price Differential
Oil (per Bbl)	$2.60	$2.80
Natural Gas Liquids (realized % of NYMEX WTI)	37%	36%
Natural Gas (per MMBtu)	$1.20	$1.20

Expenses
LOE	$92 - $95 million	$92 - $95 million
Adjusted G&A Expense (1)	$39 - $41 million	$40 - $42 million

% of Revenue
Production Taxes	5.50% - 5.70%	5.30% - 5.70%

Capital Expenditures ($ in millions)
Drilling and Completion
Mid-Continent	$22 - $27	$17 - $19
North Park Basin	55 - 60	65 - 73
Other (2)	35	34
Total Drilling and Completion	$112 - $122	$116 - $126

Other E&P
Land, G&G, and Seismic	$16	$15
Infrastructure (3)	18	15
Workover	26	25
Capitalized G&A and Interest	7	8
Total Other Exploration and Production	$67	$63

General Corporate	1	1
Total Capital Expenditures	$180 - $190	$180 - $190
(excluding acquisitions and plugging and abandonment)

1. Adjusted G&A expense is a non-GAAP financial measure. The Company has defined this measure at the conclusion of this press release under "Non-GAAP Financial Measures" beginning on page 12. Information to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure is not available at this time, as management is unable to forecast the excluded items for future periods.
2. Primarily 2017 Carryover
3. Includes Production Gathering and Facilities

Operational and Financial Statistics
Information regarding the Company’s production, pricing, costs and earnings is presented below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Production - Total
Oil (MBbl)	956	954	2,637	3,130
NGL (MBbl)	710	807	2,110	2,601
Natural Gas (MMcf)	8,757	10,850	27,221	33,883
Oil equivalent (MBoe)	3,126	3,569	9,284	11,378
Daily production (MBoed)	34.0	38.8	34.0	41.7

Average price per unit
Realized oil price per barrel - as reported	$66.94	$46.16	$63.16	$47.22
Realized impact of derivatives per barrel	(12.95)	3.51	(12.35)	2.20
Net realized price per barrel	$53.99	$49.67	$50.81	$49.42

Realized NGL price per barrel - as reported	$26.45	$19.07	$24.70	$16.52
Realized impact of derivatives per barrel	—	—	—	—
Net realized price per barrel	$26.45	$19.07	$24.70	$16.52

Realized natural gas price per Mcf - as reported	$1.68	$1.95	$1.66	$2.14
Realized impact of derivatives per Mcf	0.09	0.15	0.13	0.02
Net realized price per Mcf	$1.77	$2.10	$1.79	$2.16

Realized price per Boe - as reported	$31.19	$22.57	$28.41	$23.14
Net realized price per Boe - including impact of derivatives	$27.47	$23.97	$25.28	$23.81

Average cost per Boe
Lease operating	$7.49	$7.50	$7.42	$6.77
Production taxes	$1.80	$1.01	$1.59	$0.83
Depletion (1)	$10.59	$8.69	$9.91	$7.69

Earnings per share
Earnings (loss) per share applicable to common stockholders
Basic	$0.33	$(0.25)	$(1.81)	$2.07
Diluted	$0.33	$(0.25)	$(1.81)	$2.06

Adjusted net income (loss) per share available to common stockholders
Basic	$0.31	$0.35	$0.42	$1.28
Diluted	$0.31	$0.35	$0.42	$1.27

Weighted average number of shares outstanding (in thousands)
Basic	35,308	34,290	34,971	31,750
Diluted (2)	35,330	34,388	34,971	31,984

(1) Includes accretion of asset retirement obligation.
(2) Includes shares considered antidilutive for calculating loss per share in accordance with GAAP.

Capital Expenditures
The table below presents actual results of the Company’s capital expenditures for the three and nine months ended September 30, 2018 at the same level of detail as its full year capital expenditure guidance.

	Three Months Ended	Nine Months Ended
	September 30, 2018	September 30, 2018
	(In thousands)	(In thousands)

Drilling and Completion
Mid-Continent	$7,700	$11,091
North Park Basin	16,367	36,841
Other (1)	5,244	29,901
Total Drilling and Completion	$29,311	$77,833

Other E&P
Land, G&G, and Seismic	$4,500	$9,745
Infrastructure (2)	2,291	7,199
Workovers	5,570	18,316
Capitalized G&A and Interest	1,264	4,541
Total Other Exploration and Production	$13,626	$39,801

General Corporate	$44	$44

Total Capital Expenditures	$42,982	$117,678
(excluding acquisitions and plugging and abandonment)

(1) Primarily 2017 Carryover
(2) Production Gathering and Facilities

Derivative Contracts
In light of the high correlation between NGL and NYMEX WTI prices, the Company manages a portion of its NGL price exposure using NYMEX WTI contracts at a three-to-one (3:1) NGL to crude ratio. In contemplation of the previously terminated merger with Bonanza Creek, which would have been partially financed with debt, we entered into several oil derivative contracts in November 2017. Future hedging requires Board approval. The table below sets forth the Company’s consolidated oil and natural gas price swaps for 2018 and 2019 as of November 7, 2018:

	Quarter Ending

	3/31/2018	6/30/2018	9/30/2018	12/31/2018	FY 2018
WTI Swaps:
Total Volume (MMBbls)	1.05	1.00	0.92	0.83	3.80
Daily Volume (MBblspd)	11.7	11.0	10.0	9.0	10.4
Swap Price ($/bbl)	$55.46	$55.50	$56.04	$56.12	$55.75

Natural Gas Swaps:
Total Volume (Bcf)	6.30	3.64	3.68	3.68	17.30
Daily Volume (MMBtupd)	70.0	40.0	40.0	40.0	47.4
Swap Price ($/MMBtu)	$3.24	$3.11	$3.11	$3.11	$3.16

	3/31/2019	6/30/2019	9/30/2019	12/31/2019	FY 2019
WTI Swaps:
Total Volume (MMBbls)	0.45	0.46	0.46	0.46	1.83
Daily Volume (MBblspd)	5.0	5.0	5.0	5.0	5.0
Swap Price ($/bbl)	$54.29	$54.29	$54.29	$54.29	$54.29

Capitalization
The Company’s capital structure as of September 30, 2018 and December 31, 2017 is presented below:

	September 30, 2018	December 31, 2017

	(In thousands)

Cash, cash equivalents and restricted cash	$34,474	$101,308

Credit facility	$—	$—
Building note	—	37,502
Total debt	—	37,502

Stockholders’ equity
Common stock	36	36
Warrants	88,517	88,500
Additional paid-in capital	1,054,155	1,038,324
Accumulated deficit	(350,173)	(286,920)
Total SandRidge Energy, Inc. stockholders’ equity	792,535	839,940

Total capitalization	$792,535	$877,442

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues
Oil, natural gas and NGL	$97,491	$80,540	$263,761	$263,235
Other	169	352	489	858
Total revenues	97,660	80,892	264,250	264,093
Expenses
Production	23,429	26,765	68,927	76,997
Production taxes	5,636	3,606	14,725	9,435
Depreciation and depletion — oil and natural gas	33,090	31,029	92,048	87,486
Depreciation and amortization — other	3,036	3,399	9,229	10,729
Impairment	—	498	4,170	3,475
General and administrative	9,251	20,292	33,616	59,184
Accelerated vesting upon change in control	—	—	6,545	—
Proxy contest	(459)	—	7,139	—
Employee termination benefits	23	—	32,653	4,815
Loss (gain) on derivative contracts	11,329	11,702	59,763	(46,024)
Other operating (income) expense	(105)	(132)	(1,343)	135
Total expenses	85,230	97,159	327,472	206,232
Income (loss) from operations	12,430	(16,267)	(63,222)	57,861
Other (expense) income
Interest expense, net	(627)	(872)	(2,226)	(2,757)
Gain on extinguishment of debt	—	—	1,151	—
Other (expense) income, net	(118)	197	972	2,222
Total other expense	(745)	(675)	(103)	(535)
Income (loss) before income taxes	11,685	(16,942)	(63,325)	57,326
Income tax benefit	(30)	(8,457)	(72)	(8,496)
Net income (loss)	$11,715	$(8,485)	$(63,253)	$65,822
Earnings (loss) per share
Basic	$0.33	$(0.25)	$(1.81)	$2.07
Diluted	$0.33	$(0.25)	$(1.81)	$2.06
Weighted average number of common shares outstanding
Basic	35,308	34,290	34,971	31,750
Diluted	35,330	34,290	34,971	31,984

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	September 30, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$32,562	$99,143
Restricted cash - other	1,912	2,165
Accounts receivable, net	54,493	71,277
Derivative contracts	73	1,310
Prepaid expenses	2,223	5,248
Other current assets	350	15,954
Total current assets	91,613	195,097
Oil and natural gas properties, using full cost method of accounting
Proved	1,206,363	1,056,806
Unproved	68,737	100,884
Less: accumulated depreciation, depletion and impairment	(546,769)	(460,431)
	728,331	697,259
Other property, plant and equipment, net	211,198	225,981
Other assets	1,181	1,290
Total assets	$1,032,323	$1,119,627

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$112,980	$139,155
Derivative contracts	36,905	10,627
Asset retirement obligation	40,041	41,017
Other current liabilities	7	8,115
Total current liabilities	189,933	198,914
Long-term debt	—	37,502
Derivative contracts	6,791	3,568
Asset retirement obligation	39,227	36,527
Other long-term obligations	3,837	3,176
Total liabilities	239,788	279,687
Stockholders’ Equity
Common stock, $0.001 par value; 250,000 shares authorized; 35,691 issued and outstanding at September 30, 2018 and 35,650 issued and outstanding at December 31, 2017	36	36
Warrants	88,517	88,500
Additional paid-in capital	1,054,155	1,038,324
Accumulated deficit	(350,173)	(286,920)
Total stockholders’ equity	792,535	839,940
Total liabilities and stockholders’ equity	$1,032,323	$1,119,627

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Cash Flows (Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(63,253)	$65,822
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Provision for doubtful accounts	(6)	133
Depreciation, depletion, and amortization	101,277	98,215
Impairment	4,170	3,475
Debt issuance costs amortization	352	313
Amortization of premiums and discounts on debt	(47)	(231)
Gain on extinguishment of debt	(1,151)	—
Loss (gain) on derivative contracts	59,763	(46,024)
Cash (paid) received on settlement of derivative contracts	(29,025)	7,700
Stock-based compensation	22,415	12,616
Other	(1,734)	188
Changes in operating assets and liabilities	16,407	5,699
Net cash provided by operating activities	109,168	147,906
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures for property, plant and equipment	(146,819)	(152,743)
Acquisition of assets	—	(48,236)
Proceeds from sale of assets	14,497	19,769
Net cash used in investing activities	(132,322)	(181,210)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of borrowings	(36,304)	—
Debt issuance costs	—	(1,488)
Cash paid for tax withholdings on vested stock awards	(7,376)	(3,766)
Net cash used in financing activities	(43,680)	(5,254)
NET DECREASE IN CASH, CASH EQUIVALENTS and RESTRICTED CASH	(66,834)	(38,558)
CASH, CASH EQUIVALENTS and RESTRICTED CASH, beginning of year	101,308	174,071
CASH, CASH EQUIVALENTS and RESTRICTED CASH, end of period	$34,474	$135,513
Supplemental Disclosure of Cash Flow Information
Cash received for income taxes	$4,381	$—
Supplemental Disclosure of Noncash Investing and Financing Activities
Change in accrued capital expenditures	$29,141	$(15,241)
Equity issued for debt	$—	$(268,779)

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures. These non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of our results as reported under GAAP. Below is additional disclosure regarding each of the non-GAAP measures used in this press release, including reconciliations to their most directly comparable GAAP measure.

Reconciliation of Cash Provided by Operating Activities to Operating Cash Flow
The Company defines operating cash flow as net cash provided by operating activities before changes in operating assets and liabilities, as shown in the following table. Operating cash flow is a supplemental financial measure used by the Company's management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the Company's ability to internally fund exploration and development activities and to service or incur additional debt. The Company also uses this measure because operating cash flow relates to the timing of cash receipts and disbursements that the Company may not control and may not relate to the period in which the operating activities occurred. Further, operating cash flow allows the Company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. This measure should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	(In thousands)
Net cash provided by operating activities	$53,051	$43,974	$109,168	$147,906
Changes in operating assets and liabilities	(5,061)	2,107	(16,407)	(5,699)
Operating cash flow	$47,990	$46,081	$92,761	$142,207

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
The Company defines EBITDA as net income (loss) before income tax benefit, interest expense, depreciation and amortization - other and depreciation and depletion - oil and natural gas. Adjusted EBITDA, as presented herein, is EBITDA excluding items that the Company believes affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or are non-recurring, as shown in the following tables.
Adjusted EBITDA is presented because management believes it provides useful additional information used by the Company's management and by securities analysts, investors, lenders, ratings agencies and others who follow the industry, for analysis of the Company’s financial and operating performance on a recurring basis and the Company’s ability to internally fund exploration and development, and to service or incur additional debt. In addition, management believes that adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry. The Company's adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	(In thousands)
Net income (loss)	$11,715	$(8,485)	$(63,253)	$65,822

Adjusted for
Income tax benefit	(30)	(8,457)	(72)	(8,496)
Interest expense	702	1,177	2,508	3,509
Depreciation and amortization - other	3,036	3,399	9,229	10,729
Depreciation and depletion - oil and natural gas	33,090	31,029	92,048	87,486
EBITDA	48,513	18,663	40,460	159,050

Asset impairment	—	498	4,170	3,475
Stock-based compensation	506	2,961	9,284	10,789
Loss (gain) on derivative contracts	11,329	11,702	59,763	(46,024)
Cash (paid) received upon settlement of derivative contracts	(11,632)	4,994	(29,025)	7,700
Employee termination benefits	23	—	32,653	4,815
Proxy contest	(459)	—	7,139	—
Acceleration of performance units	—	—	1,232	—
Restructuring costs	—	515	—	3,739
Drilling participation agreement transaction costs	—	2,881	—	2,881
Gain on extinguishment of debt	—	—	(1,151)	—
Other	(245)	(477)	(2,463)	(2,712)

Adjusted EBITDA	$48,035	$41,737	$122,062	$143,713

Reconciliation of Cash Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	(In thousands)
Net cash provided by operating activities	$53,051	$43,974	$109,168	$147,906

Changes in operating assets and liabilities	(5,061)	2,107	(16,407)	(5,699)
Interest expense	702	1,177	2,508	3,509
Employee termination benefits (1)	23	—	19,522	2,990
Proxy contest	(459)	—	7,139	—
Acceleration of performance units	—	—	1,232	—
Restructuring costs	—	515	—	3,739
Drilling participation agreement transaction costs	—	2,881	—	2,881
Income tax benefit	(30)	(8,457)	(72)	(8,496)
Other	(191)	(460)	(1,028)	(3,117)

Adjusted EBITDA	$48,035	$41,737	$122,062	$143,713

(1) Excludes associated stock-based compensation.

Reconciliation of Net Income (Loss) Available to Common Stockholders to Adjusted Net Income Available to Common Stockholders
The Company defines adjusted net income as net income excluding items that the Company believes affect the comparability of operating results and are typically excluded from published estimates by the investment community, including items whose timing and/or amount cannot be reasonably estimated or are non-recurring, as shown in the following tables.
Management uses the supplemental measure of adjusted net income as an indicator of the Company's operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted net income is not a measure of financial performance under GAAP and should not be considered a substitute for net income available to common stockholders.

	Three Months Ended September 30, 2018		Three Months Ended September 30, 2017
	$	$/Diluted Share	$	$/Diluted Share

	(In thousands, except per share amounts)
Net income (loss) available to common stockholders	$11,715	$0.33	$(8,485)	$(0.25)

Asset impairment	—	—	498	0.01
Loss on derivative contracts	11,329	0.32	11,702	0.34
Cash (paid) received upon settlement of derivative contracts	(11,632)	(0.33)	4,994	0.15
Employee termination benefits	23	—	—	—
Proxy contest	(459)	(0.01)	—	—
Restructuring costs	—	—	515	0.02
Drilling participation agreement transaction costs	—	—	2,881	0.09
Other	(172)	—	(215)	(0.01)

Adjusted net income available to common stockholders	$10,804	$0.31	$11,890	$0.35

	Basic	Diluted (1)	Basic	Diluted (1)
Weighted average number of common shares outstanding	35,308	35,330	34,290	34,388

Total adjusted net income per share	$0.31	$0.31	$0.35	$0.35

	Nine Months Ended September 30, 2018		Nine Months Ended September 30, 2017
	$	$/Diluted Share	$	$/Diluted Share

	(In thousands, except per share amounts)
Net (loss) income available to common stockholders	$(63,253)	$(1.81)	$65,822	$2.06

Asset impairment	4,170	0.12	3,475	0.11
Loss (gain) on derivative contracts	59,763	1.71	(46,024)	(1.44)
Cash (paid) received upon settlement of derivative contracts	(29,025)	(0.83)	7,700	0.24
Employee termination benefits	32,653	0.93	4,815	0.15
Proxy contest	7,139	0.20	—	—
Accelerated vesting upon change in control	6,545	0.19	—	—
Restructuring costs	—	—	3,739	0.12
Drilling participation agreement transaction costs	—	—	2,881	0.09
Gain on extinguishment of debt	(1,151)	(0.03)	—	—
Other	(2,077)	(0.06)	(1,642)	(0.06)

Adjusted net income available to common stockholders	$14,764	$0.42	$40,766	$1.27

	Basic	Diluted (1)	Basic	Diluted (1)
Weighted average number of common shares outstanding	34,971	34,971	31,750	31,984

Total adjusted net income per share	$0.42	$0.42	$1.28	$1.27

(1) Weighted average fully diluted common shares outstanding for certain periods presented includes shares that are considered antidilutive for calculating loss per share in accordance with GAAP.

Reconciliation of G&A to Adjusted G&A
The Company reports and provides guidance on Adjusted G&A per Boe because it believes this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period, and to compare and make investment recommendations of companies in the oil and gas industry. This non-GAAP measure allows for the analysis of general and administrative spend without regard to stock-based compensation programs, and other non-recurring cash items which can vary significantly between companies. Adjusted G&A per Boe is not a measure of financial performance under GAAP and should not be considered a substitute for general and administrative expense per Boe. Therefore, the Company’s Adjusted G&A per Boe may not be comparable to other companies’ similarly titled measures.
The Company defines adjusted G&A as general and administrative expense adjusted for certain non-cash stock-based compensation and other non-recurring items, as shown in the following tables.

	Three Months Ended September 30, 2018		Three Months Ended September 30, 2017
	$	$/Boe	$	$/Boe

	(In thousands, except per Boe amounts)
General and administrative	$9,251	$2.96	$20,292	$5.69
Stock-based compensation (1)	(506)	(0.16)	(2,960)	(0.83)
Restructuring costs	—	—	(515)	(0.14)
Drilling participation agreement transaction costs	—	—	(2,881)	(0.82)
Adjusted G&A	$8,745	$2.80	$13,936	$3.90

	Nine Months Ended September 30, 2018		Nine Months Ended September 30, 2017
	$	$/Boe	$	$/Boe

	(In thousands, except per Boe amounts)
General and administrative	$33,616	$3.62	$59,184	$5.20
Stock-based compensation (1)	(3,971)	(0.43)	(10,789)	(0.95)
Restructuring costs	—	—	(3,739)	(0.33)
Drilling participation agreement transaction costs	—	—	(2,881)	(0.25)
Adjusted G&A	$29,645	$3.19	$41,775	$3.67

(1) Nine-month period ended September 30, 2018 excludes approximately $18.4 million for the acceleration of certain stock awards due to the reduction in force in the first quarter of 2018 and the change in control event in the second quarter of 2018. Nine-month period ended September 30, 2017 excludes approximately
$1.8 million for the acceleration of certain stock awards.

For further information, please contact:
Johna Robinson
Investor Relations
SandRidge Energy, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, OK 73102-6406
(405) 429-5515

Cautionary Note to Investors - This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the information appearing under the heading “2018 Operational and Capital Expenditure Guidance.” These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include projections and estimates of the Company’s corporate strategies, future operations, and development plans and appraisal programs, drilling inventory and locations, estimated oil, and natural gas and natural gas liquids production, reserves, price realizations and differentials, hedging program, projected operating, general and administrative and other costs, projected capital expenditures, tax rates, efficiency and cost reduction initiative outcomes, liquidity and capital structure and infrastructure assessment and investment. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, actual decline curves and the actual effect of adding compression to natural gas wells, the availability and terms of capital, the ability of counterparties to transactions with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, changes in economic conditions, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide and greenhouse gas emissions, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in Part I, Item 1A - “Risk Factors” of our Annual Report on Form 10-K and in comparable “Risk Factor” sections of our Quarterly Reports on Form 10-Q filed after such form 10-K. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our Company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.
SandRidge Energy, Inc. (NYSE: SD) is an oil and natural gas exploration and production company headquartered in Oklahoma City, Oklahoma with its principal focus on developing high-return, growth oriented projects in Oklahoma and Colorado.